Exhibit 99.1

Build-A-Bear Workshop Reports Third Quarter Fiscal 2023 Results

ST. LOUIS--(BUSINESS WIRE)--November 30, 2023--Build-A-Bear Workshop, Inc. (NYSE: BBW) today announced results for the third fiscal quarter and nine months ended October 28, 2023.

Total revenues, pre-tax income, and diluted earnings per share (“EPS”) increased 2.9%, 4.7%, and 3.9%, respectively
Nine months total revenues, pre-tax income, and diluted EPS increased 4.3%, 12.5%, and 18.0%, respectively
The Company revises its fiscal 2023 guidance from 5% to 7% revenue growth and 10% to 15% pre-tax income growth to 3% to 5% revenue growth and 5% to 10% pre-tax income growth
Through the nine months of fiscal 2023, the Company returned $37 million to shareholders through dividends and share repurchases

“The first nine months of strong performance brings us one step closer to our third consecutive year of record results, even as we experienced some unexpected softness in the business that began the final two weeks of October. As we look forward to the important holiday sales period, we believe our results are a reflection of the evolution of our business model and the broadening appeal of the Build-A-Bear brand, which includes the continued expansion of our addressable market highlighted by our teen-focused Axolotl being nominated for Plush Toy of the Year at this year’s New York Toy Fair and our recently introduced innovative make-your-own interactive bear, the Bearlieve Bear, which comes to life through touch or the sound of your voice,” commented Sharon Price John, President and Chief Executive Officer of Build-A-Bear Workshop. “The Bearlieve Bear is a cornerstone of our holiday product line, driven by Build-A-Bear’s first-ever animated theatrical film release, "Glisten and the Merry Mission," based on our multi-year best-selling seasonal line, which will begin streaming in multiple countries starting December first,” concluded Ms. John.

Voin Todorovic, Chief Financial Officer of Build-A-Bear Workshop added, “As we adjust to navigate the macroeconomic headwinds reflected in our revised guidance, we believe we are still well positioned to deliver record revenue and profitability for our third consecutive year. Our year-to-date results further demonstrate the company’s ability to profitably grow the Build-A-Bear brand.”

Third Quarter Fiscal 2023 Results

(13 weeks ended October 28, 2023, compared to the 13 weeks ended October 29, 2022)

  Total revenues were $107.6 million and increased 2.9%
    Net retail sales were $100.4 million and increased 1.2%
    Consolidated e-commerce demand (online orders fulfilled from either the Company’s warehouse or its stores) increased 7.1%
    Commercial and international franchise revenues were a combined $7.2 million and increased 36.2%
  Pre-tax income grew 4.7% to $10.3 million, or 9.6% of total revenues, an improvement of 10 basis points, driven by a 70-basis point increase in gross margin, primarily due to improvement from lower freight expense, plus expansion in our Commercial and Franchise segments. This was partially offset by an increase in Selling, General and Administrative (“SG&A”) expense from higher store-level wages due to inflation, the addition of talent, marketing, and other investments to support future growth.
  Diluted EPS was $0.53, a 3.9% year-over-year increase driven by pre-tax margin expansion and a reduction in share count, offset by an increase in tax rate.
  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) grew 3.0% to $13.3 million, or 12.4% of total revenues.

Nine-Month Fiscal 2023 Results

(39 weeks ended October 28, 2023, compared to the 39 weeks ended October 29, 2022)

  Total revenues were $336.8 million and increased 4.3%
    Net retail sales were $316.0 million and increased 2.6%
    Consolidated e-commerce demand decreased 2.2%
    Commercial and international franchise revenues were a combined $20.9 million and increased 40.7%
  Pre-tax income grew 12.5% to $40.2 million, or 11.9% of total revenues, an expansion of 80 basis points, driven by a 210-basis point increase in gross margin, primarily due to improvement from lower freight expense and leverage of warehouse costs, plus expansion in our Commercial and Franchise segments. This was partially offset by an increase in SG&A from higher wages due to inflation, the addition of talent, marketing, and other investments to support future growth.
  Diluted EPS was $2.10, an 18.0% year-over-year increase driven by pre-tax margin expansion, plus a reduction in share count, offset by an increase in tax rate.
  EBITDA grew 9.2% to $49.2 million, or 14.6% of total revenues.

Store Activity

The Company added a total of 14 corporately-managed and partner-operated locations in the quarter. As of the fiscal third quarter end, Build-A-Bear had 511 global locations through a combination of its corporately-managed, partner-operated, and international franchise models. This reflects 356 corporately-managed stores with five store openings in the quarter, 85 partner-operated stores with nine store openings, and 70 international franchise stores with six store openings. Through the end of the third quarter, the company has added a total of 21 corporately-managed and partner-operated locations.

Balance Sheet

As of October 28, 2023, cash and cash equivalents totaled $24.8 million compared to $12.0 million as of October 29, 2022. The Company finished the quarter with no borrowings under its revolving credit facility.

Since the end of the second quarter, the Company utilized $5.7 million in cash to repurchase 217,206 shares of its common stock. Fiscal year-to-date, through November 29, 2023, the Company has returned $39.0 million to shareholders, reflecting dividend payments of $22.1 million and share repurchases of $16.9 million, and has $29.6 million available under the current $50.0 million stock repurchase program adopted on August 31, 2022.

For the third quarter and first nine months of fiscal 2023, capital expenditures totaled $5.0 million and $11.1 million, respectively.

Inventory at quarter end was $64.5 million, reflecting a decline of $23.9 million, or 27.0% from October 29, 2022. The Company remains comfortable with the level and composition of its inventory.

2023 Outlook

The Company is revising its fiscal 2023 outlook with continued expectations of delivering growth in total revenues and pre-tax income, as compared to fiscal year 2022.

For fiscal 2023, the Company expects:

  Total revenues to increase in the range of 3% to 5%, with growth in its three operating segments, as compared to the previous range of 5% to 7% growth
  Pre-tax income growth of 5% to 10%, surpassing 2022’s record high, as compared to the previous range of 10% to 15% growth
  To open approximately 30 experience locations, through a combination of partner-operated and corporately-managed business models, as compared to previous guidance to open 20 to 30 locations
  Capital expenditures in the range of $16 million to $18 million, as compared to the previous range of $15 million to $20 million
  Depreciation and amortization of approximately $13 million, as compared to the previous range of $13 million to $14 million
  Tax rate to approximate 25%, excluding discrete items

While the Company notes that its fiscal 2023 is a 53-week year compared to a 52-week year in fiscal 2022, it expects to deliver growth in total revenues and pre-tax income versus the prior year exclusive of the projected benefit of the 53rd week. For reference, the additional week in fiscal 2023, which will be reflected in the Company’s fourth quarter, is estimated to be $7 million in total revenues with approximately 35% flow-through to EBITDA.

The Company’s guidance considers a variety of factors ranging from anticipated ongoing inflationary pressures to the expected benefit of reduced freight costs. Additionally, the Company noted that its outlook assumes no further material changes in the macroeconomic and geopolitical environment, or relevant foreign currency exchange rates.

Note Regarding Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income adjusted to exclude certain costs, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Webcast and Conference Call Information

At 9:00 AM ET today, Build-A-Bear Workshop will host a conference call with investors and financial analysts to discuss its financial results. The conference call will be webcast on Build-Bear’s Investor Relations website, https://ir.buildabear.com.

The dial-in number for the live conference call is (877) 407-3982 or (201) 493-6780 for international callers. The access code is Build-A-Bear. The call is expected to conclude by 10 AM ET.

A replay of the conference call webcast will be available in the investor relations website for one year. A telephone replay will be available beginning at approximately 1:00 PM ET today until 11:59 PM ET on December 7, 2023. The telephone replay is available by calling (412) 317-6671 (toll/international) or (844) 512-2921 (toll free). The access code is 13742128.

About Build-A-Bear

Build-A-Bear is a multi-generational global brand focused on its mission to “add a little more heart to life” appealing to a wide array of consumer groups who enjoy the personal expression in making their own “furry friends” to celebrate and commemorate life moments. More than 500 interactive brick-and-mortar experience locations operated through a variety of formats provide guests of all ages a hands-on entertaining experience, which often fosters a lasting and emotional brand connection. The Company also offers engaging e-commerce/digital purchasing experiences on www.buildabear.com including its online “Bear-Builder” as well as the “Bear Builder 3D Workshop”. In addition, extending its brand power beyond retail, Build-A-Bear Entertainment, a subsidiary of Build-A-Bear Workshop, Inc., is dedicated to creating engaging content for kids and adults that fulfills the Company’s mission, while the Company also offers products at wholesale and in non-plush consumer categories via licensing agreements with leading manufacturers. Build-A-Bear Workshop, Inc. (NYSE: BBW) posted total revenues of $467.9 million in fiscal 2022. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 14, 2022 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	October 28	% of Total	October 29	% of Total
	2023	Revenues (1)	2022	Revenues (1)
Revenues:
Net retail sales	$100,411	93.4	$99,229	95.0
Commercial revenue	6,021	5.6	4,125	3.9
International franchising	1,129	1.0	1,126	1.1
Total revenues	107,561	100.0	104,480	100.0
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	47,549	47.4	47,354	47.7
Cost of merchandise sold - commercial (1)	2,675	44.4	1,929	46.8
Cost of merchandise sold - international franchising (1)	702	62.2	867	77.0
Total cost of merchandise sold	50,926	47.3	50,150	48.0
Consolidated gross profit	56,635	52.7	54,330	52.0

Selling, general and administrative expense	46,568	43.3	44,436	42.5
Interest (income) expense, net	(281)	(0.3)	6	0.0
Income before income taxes	10,348	9.6	9,888	9.5
Income tax expense	2,762	2.6	2,433	2.3
Net income	$7,586	7.1	$7,455	7.1

Income per common share:
Basic	$0.53		$0.51
Diluted	$0.53		$0.51
Shares used in computing common per share amounts:
Basic	14,362,702		14,542,947
Diluted	14,438,795		14,760,586
(1)

Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively.  Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	39 Weeks		39 Weeks
	Ended		Ended
	October 28	% of Total	October 29	% of Total
	2023	Revenues (1)	2022	Revenues (1)
Revenues:
Net retail sales	$315,972	93.8	$308,001	95.4
Commercial revenue	17,685	5.3	12,464	3.9
International franchising	3,179	0.9	2,362	0.7
Total revenues	336,836	100.0	322,827	100.0
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	146,163	46.3	149,341	48.5
Cost of merchandise sold - commercial (1)	8,458	47.8	5,824	46.7
Cost of merchandise sold - international franchising (1)	2,041	64.2	1,593	67.4
Total cost of merchandise sold	156,662	46.5	156,758	48.6
Consolidated gross profit	180,174	53.5	166,069	51.4

Selling, general and administrative expense	140,518	41.7	130,320	40.4
Interest (income) expense, net	(524)	(0.2)	27	0.0
Income before income taxes	40,180	11.9	35,722	11.1
Income tax expense	9,648	2.9	8,247	2.6
Net income	$30,532	9.1	$27,475	8.5

Income per common share:
Basic	$2.12		$1.82
Diluted	$2.10		$1.78
Shares used in computing common per share amounts:
Basic	14,413,308		15,097,816
Diluted	14,563,974		15,412,130
(1)

Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively.  Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	October 28	January 28,	October 29,
	2023	2023	2022
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$24,800	$42,198	$12,023
Inventories, net	64,465	70,485	88,339
Receivables, net	13,908	15,374	15,894
Prepaid expenses and other current assets	13,592	19,374	10,379
Total current assets	116,765	147,431	126,635

Operating lease right-of-use asset	67,768	71,791	76,236
Property and equipment, net	51,914	50,759	46,264
Deferred tax assets	6,822	6,592	7,561
Other assets, net	7,274	4,221	3,105
Total Assets	$250,543	$280,794	$259,801

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,961	$10,286	$19,514
Accrued expenses	25,319	37,358	25,764
Operating lease liability short term	26,002	27,436	27,644
Gift cards and customer deposits	18,366	19,425	18,287
Deferred revenue and other	3,665	6,646	5,713
Total current liabilities	85,313	101,151	96,922

Operating lease liability long term	52,423	59,080	64,212
Other long-term liabilities	1,159	1,446	1,569

Stockholders' equity:
Common stock, par value $0.01 per share	145	148	147
Additional paid-in capital	66,640	69,868	68,422
Accumulated other comprehensive loss	(12,319)	(12,274)	(12,336)
Retained earnings	57,182	61,375	40,865
Total stockholders' equity	111,648	119,117	97,098
Total Liabilities and Stockholders' Equity	$250,543	$280,794	$259,801

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	October 28	October 29	October 28	October 29
	2023	2022	2023	2022

Other financial data:

Retail gross margin ($) (1)	$52,862	$51,875	$169,809	$158,660
Retail gross margin (%) (1)	52.6%	52.3%	53.7%	51.5%
Capital expenditures (2)	$4,986	$2,685	$11,124	$6,752
Depreciation and amortization	$3,231	$3,017	$9,540	$9,293

Store data (3):
Number of corporately-managed retail locations at end of period
North America			318	312
Europe			38	35
Total corporately-managed retail locations			356	347

Number of franchised stores at end of period			70	66

Number of third-party retail locations at end of period			85	65

Corporately-managed store square footage at end of period (4)
North America			728,658	727,006
Europe			53,675	53,146
Total square footage			782,333	780,152

(1)	Retail gross margin represents net retail sales less cost of merchandise sold - retail. Retail gross margin percentage represents retail gross margin divided by net retail sales. Store impairment is excluded from retail gross margin.
(2)	Capital expenditures represents cash paid for property, equipment, and other assets.
(3)	Excludes e-commerce. North American stores are located in the United States and Canada. In Europe, stores are located in the United Kingdom and Ireland. Seasonal locations are not included in store count.
(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage. Seasonal locations not included in the store count.

* Non-GAAP Financial Measures

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP figures
(dollars in thousands)

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	October 28	October 29	October 28	October 29
	2023	2022	2023	2022
Income before income taxes (pre-tax)	$10,348	$9,888	$40,180	$35,722
Interest expense, net	(281)	6	(524)	27
Depreciation and amortization expense	3,231	3,017	9,540	9,293
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$13,298	$12,911	$49,196	$45,042

Contacts

Investor Relations Contact
Gary Schnierow, Vice President, Investor Relations & Corporate Finance
garys@buildabear.com

Media Relations Contact
pr@buildabear.com